EXECUTION VERSION
EXHIBIT 10.1

364-DAY BRIDGE CREDIT AGREEMENT
Dated as of September 22, 2017
among
GENUINE PARTS COMPANY
as the Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
and
THE OTHER LENDERS PARTY HERETO
BANK OF AMERICA, N.A.,
as Syndication Agent

JPMORGAN CHASE BANK, N.A. and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS1
1.01Defined Terms    1
1.02Other Interpretive Provisions    25
1.03Accounting Terms    25
1.04Rounding    26
1.05Exchange Rates; Alternative Currency Equivalents    26
1.06Pro Forma Adjustments    27
1.07Change of Currency.    27
1.08Times of Day    27
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS27
2.01The Loans    27
2.02Borrowings, Conversions and Continuations of Loans    28
2.03[Reserved]    29
2.04[Reserved]    29
2.05Voluntary Prepayments of Loans    29
2.06Termination or Reduction of Commitments; Mandatory Prepayments    30
2.07Repayment of Loans    32
2.08Interest    32
2.09Fees    32
2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate    33
2.11Evidence of Debt    34
2.12Payments Generally; Administrative Agent’s Clawback    34
2.13Sharing of Payments by Lenders    36
2.14[Reserved]    36
2.15Defaulting Lenders    36
2.16[Reserved]    37
2.17Designated Lenders    38
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY38
3.01Taxes    38
3.02Illegality    43
3.03Inability to Determine Rates    43
3.04Increased Costs    44
3.05Compensation for Losses    46
3.06Mitigation Obligations; Replacement of Lenders    46
3.07Survival    47
ARTICLE IV GUARANTY47
4.01The Guaranty    47
4.02Obligations Unconditional    47
4.03Reinstatement    48

i

4.04Certain Additional Waivers    49
4.05Remedies    49
4.06Rights of Contribution    49
4.07Guarantee of Payment; Continuing Guarantee    49
4.08Appointment of Company    49
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS49
5.01Conditions Precedent to Effective Date    50
5.02Conditions Precedent to Closing Date    51
5.03Actions by Lenders During the Certain Funds Period    52
ARTICLE VI REPRESENTATIONS AND WARRANTIES53
6.01Organizational Existence; Compliance with Law    53
6.02Organizational Power; Authorization    53
6.03Enforceable Obligations    53
6.04No Legal Bar    53
6.05No Material Litigation    53
6.06Investment Company Act, Etc.    53
6.07Margin Regulations    54
6.08Compliance With Environmental Laws    54
6.09Insurance    54
6.10No Default    54
6.11No Burdensome Restrictions    55
6.12Taxes    55
6.13Financial Statements    55

14	ERISA 55
6.15Trademarks, Licenses, Etc    56
6.16Ownership of Property    56
6.17Indebtedness    57
6.18Financial Condition    57
6.19Labor Matters    57
6.20Payment or Dividend Restrictions    57
6.21Disclosure    57
6.22Taxpayer Identification Numbers; Other Identifying Information; Ownership of Subsidiaries    57
6.23Sanctions Concerns and Anti-Corruption Laws    58
6.24EEA Financial Institution    58
6.25Anti-Money Laundering Laws    58
6.26Target Acquisition    58
6.27Use of Proceeds    58
ARTICLE VII AFFIRMATIVE COVENANTS58
7.01Organizational Existence, Etc.    58
7.02Compliance with Laws, Etc.    59
7.03Payment of Taxes and Claims, Etc.    59
7.04Keeping of Books    59
7.05Visitation, Inspection, Etc.    59
7.06Insurance    59

7.07Maintenance of Properties    59
7.08Payment of Obligations    60
7.09Reporting Covenants    60
7.10Anti-Corruption Laws    63
7.11Use of Proceeds    63
7.12Maintenance of Governmental Approvals and Authorizations    63
7.13Covenant to Guarantee Obligations    64
7.14Further Assurances    64

CLE VIII NEGATIVE COVENANTS	64
8.01Indebtedness of Subsidiaries    64
8.02Liens    65
8.03Mergers, Sale of Assets    66
8.04Lease Obligations    67
8.05Limitation on Payment Restrictions Affecting Consolidated Companies    67
8.06Change in Nature of Business    67
8.07Transactions with Affiliates and Insiders    67
8.08Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity    68
8.09Financial Covenants    68
8.10No Hostile Acquisitions    68
8.11Sanctions    68
8.12Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions    68
8.13Use of Proceeds    69
8.14Target Acquisition Documents    69
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES69
9.01Payments    69
9.02Covenants Without Notice    69
9.03Other Covenants    69
9.04Representations    69
9.05Non-Payments of Other Indebtedness    69
9.06Defaults Under Other Agreements    70
9.07Bankruptcy    70
9.08ERISA    70
9.09Judgment    71
9.10Change in Control    71
9.11Attachments    71
9.12[Reserved    71
9.13Invalidity of Credit Documents    71
9.14Inability to Pay Debts; Attachment    71
9.15Remedies Upon Event of Default    71
9.16Application of Funds    72
9.17Clean-Up Period    72

NT	73
10.01Appointment and Authority    73
10.02Rights as a Lender    73

3	Exculpatory Provisions 73
10.04Reliance by Administrative Agent    74
10.05Delegation of Duties    75
10.06Resignation of Administrative Agent    75
10.07Non-Reliance on Administrative Agent and Other Lenders    76
10.08No Other Duties; Etc.    76
10.09Administrative Agent May File Proofs of Claim    76
10.10Guaranty Matters    77
ARTICLE XI MISCELLANEOUS77
11.01Amendments, Etc.    77
11.02Notices and Other Communications; Facsimile Copies    79
11.03No Waiver; Cumulative Remedies; Enforcement    81
11.04Expenses; Indemnity; and Damage Waiver    81
11.05Payments Set Aside    83
11.06Successors and Assigns    83

7	Treatment of Certain Information; Confidentiality 87
11.08Set-off    88
11.09Interest Rate Limitation    88
11.10Counterparts; Integration; Effectiveness    89
11.11Survival of Representations and Warranties    89
11.12Severability    89
11.13Replacement of Lenders    90
11.14Governing Law; Jurisdiction; Etc.    90
11.15Waiver of Right to Trial by Jury    91
11.16Electronic Execution    91
11.17USA PATRIOT Act    92
11.18No Advisory or Fiduciary Relationship    92
11.19Judgment Currency    92
11.20Acknowledgement and Consent to Bail-In of EEA Financial Institutions    93
11.21Lender ERISA Representations    93

SCHEDULES

2.01	Commitments and Applicable Percentages

6.22	Taxpayer Identification Numbers and Other Identifying Information

11.02	Certain Addresses for Notices
EXHIBITS

2.02(a)	Form of Loan Notice

2.05	Form of Notice of Loan Prepayment

2.11	Form of Note

3.01(f)	Forms of U.S. Tax Compliance Certificates (Forms 1 through 4)

7.09(c)	Form of Compliance Certificate

7.13	Form of Guarantor Joinder Agreement

11.06	Form of Assignment and Assumption

v

364-DAY BRIDGE CREDIT AGREEMENT
This 364-DAY BRIDGE CREDIT AGREEMENT is entered into as of September 22, 2017 among GENUINE PARTS COMPANY, a Georgia corporation (the “Company” or the “Borrower”), the Lenders (defined herein) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
WHEREAS, the Borrower intends to directly or indirectly acquire (the “Target Acquisition”) all of the outstanding shares of Target from the “Sellers” (as defined in the Target Acquisition Agreement (as defined below)).
WHEREAS, in connection with the Target Acquisition, the Borrower intends to finance a portion of the payment of the cash consideration in respect of the Target Acquisition, the repayment of Existing Target Indebtedness and the payment of fees and expenses related to the Target Acquisition in an aggregate principal amount of up to $2,000,000,000 from the following sources: (i) senior unsecured notes (the “New Senior Notes”) of the Borrower, (ii) borrowings by the Borrower under the Tranche 1 Commitments (or an equivalent in Alternative Currencies), (iii) borrowings by the Borrower under a senior unsecured term loan A facility (the “New Term Loan Facility”, the term loans thereunder “New Term Loans”) or (iv) borrowings by the Borrower under the Tranche 2 Commitments.
The transactions set forth in the preceding two paragraphs above are collectively referred to as the “Transactions”.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Administrative Agent” means JPMorgan (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement, dated as of September 22, 2017, among the Company and JPMorgan.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this 364-Day Bridge Credit Agreement.
“Alternative Currency” means each of Euro and Sterling.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Money Laundering Laws” has the meaning specified in Section 6.25.

“Applicable Percentage” means with respect to any Lender (a) at any time prior to the Closing Date, with respect to such Lender’s Commitment of a particular Class at any time, the percentage of the aggregate Commitments of such Class represented by such Lender’s Commitment of such Class at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Loans of a Class have been terminated pursuant to Section 2.06 or Section 9.15 or if the aggregate Commitments of a Class have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and (b) thereafter, with respect to such Lender’s Loan of a particular Class at any time, the percentage of the aggregate Loans of such Class represented by the outstanding principal amount of such Lender’s Loan of such Class at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means with respect to Loans and the Ticking Fee, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.09(c):

Pricing Tier	Leverage Ratio	Ticking Fee	Eurocurrency Rate Loans	Base Rate Loans
I	< 0.75:1.00	0.080%	0.750%	0.00%
II	> 0.75:1.00 but < 1.25:1.00	0.100%	0.875%	0.00%
III	> 1.25:1.00 but < 1.75:1.00	0.125%	1.125%	0.125%
IV	> 1.75:1.00 but < 2.25:1.00	0.150%	1.250%	0.250%
V	> 2.25:1.00 but < 2.75:1.00	0.175%	1.375%	0.375%
VI	> 2.75:1.00	0.200%	1.500%	0.500%
Notwithstanding anything to the contrary herein, both the Applicable Rate for Eurocurrency Rate Loans and the Applicable Rate for Base Rate Loans at each of the Pricing Tiers in the above chart shall increase by 0.25% per annum on the date that is 90 days after the Closing Date and by an additional 0.25% per annum at the end of each 90-day period thereafter (it being understood the Applicable Rate for Base Rate Loans shall at all times be 1.00% per annum less than the Applicable Rate for Eurocurrency Rate Loans (but in any event not less than zero)).
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.09(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.09(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.09(c) for the fiscal quarter ending December 31, 2017 shall be determined based upon Pricing Tier V. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in London as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale or other disposition by a member of the Consolidated Companies of assets of the Consolidated Companies (including the sale of Equity Interests of any Subsidiary of a member of the Consolidated Companies or pursuant to any casualty or condemnation proceeding).

“Asset Value” means, with respect to any property or asset of any Consolidated Company, as of any date of determination, an amount equal to the book value of such property or asset as established in accordance with GAAP.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the Bankruptcy Code of the United States.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan as its “prime rate” and (c) the Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%); provided that for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day; provided further that if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The “prime rate” is a rate set by JPMorgan based upon various factors including JPMorgan’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in the “prime rate,” the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the “prime rate,” the NYFRB Rate or the Eurocurrency Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrowed Debt” means any Indebtedness for borrowed money, including loans, hybrid securities, debt convertible into Equity Interests and any Indebtedness represented by notes, bonds, debentures or other similar evidences of Indebtedness for borrowed money (including New Term Loans and New Senior Notes).
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 7.09.
“Borrowing” means each of the following: a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Bridge Facility” means the Commitments and any Loans made hereunder.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and, if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day, and:
(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person under leases that are required to be classified and accounted for as capital lease obligations under GAAP.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender or lender under the Existing Credit Agreement, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders or lenders under the Existing Credit Agreement) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing clauses (a) through (d).
“Certain Funds Default” means an Event of Default arising from any of the following (other than to the extent it relates to or arises in respect of Target and its subsidiaries (the “Target Group”)):
(a) Section 9.01 (solely as it relates to payment of principal, interest or fees);

(b) Section 9.04 as it relates to a Certain Funds Representation;
(c) Section 9.02 as it relates to the failure to perform any of the following covenants: (i) Sections 7.01(a) (solely as it relates to existence of the Borrower) or (ii) Sections 8.02 (solely as it relates to the Borrower), 8.03 (solely as it relates to the Borrower) or 8.14;
(d) Section 9.07 or 9.14, in each case, solely in relation to the Borrower, but excluding, in relation to involuntary proceedings referenced in Section 9.07, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered.
“Certain Funds Period” means the period commencing on the Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.
“Certain Funds Purposes” means:
(a) payment (directly or indirectly) of the cash price payable by the Borrower (or the “Purchaser” (as defined in the Target Acquisition Agreement)) to the “Sellers” (as defined in the Target Acquisition Agreement) in respect of the Target Acquisition;
(b) financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and
(c) repayment of Existing Target Indebtedness and to the extent applicable, termination of hedging arrangements related thereto.
“Certain Funds Representations” means each of the following, in each case, solely as they apply to the Borrower: (1) Section 6.01(i), (ii) and (iii); (2) the first sentence of Section 6.02; (3) Section 6.03; (4) Section 6.04 (excluding Section 6.04(a) and (b) and only as it relates to non-contravention of the articles or certificate of incorporation and bylaws or other organizational or governing documents of the Borrower); (5) the first sentence of Section 6.06; (6) Section 6.07; (7) Sections 6.23 and 6.25 and (8) Section 6.27.
“Change in Control” means and shall be deemed to occur on the earliest of, and upon any occurrence of, any of the following:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Exchange Act) of more than thirty-five percent (35%) of the total capital stock of the Company entitled to vote for the election of directors; or
(b)    at any time during any consecutive two‑year period, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of fifty-one percent (51%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche 1 Loans or Tranche 2 Loans. When used in reference to any Commitment, “Class” refers to whether such Commitment is a Tranche 1 Commitment or a Tranche 2 Commitment.
“Clean-up Date” has the meaning set forth in Section 9.17.
“Closing Date” means the first date all the conditions precedent in Section 5.02 are satisfied or waived in accordance with Section 11.01.
“Commitment” means, as to each Lender, the Tranche 1 Commitment of such Lender and the Tranche 2 Commitment of such Lender.
“Commitment Termination Date” means the earlier of (a) the date on which a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists and (b) the date on which the applicable Class of Commitments is terminated in full in accordance with Section 2.06 or, subject to Section 5.03, Article IX.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.09(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Companies” means, collectively, the Company and all of its Subsidiaries.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Documents” means this Agreement, each Note, each Guarantor Joinder Agreement and the Agency Fee Letter.
“Credit Extension” means a Borrowing.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iii) become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Designated Lender” has the meaning specified in Section 2.17.
“Disqualified Institutions” means (x) competitors of the Company and its Subsidiaries or the Target or its Subsidiaries, in each case identified by name in writing by the Borrower to the Administrative Agent from time to time (or an affiliate of such competitor that is clearly identifiable solely on the basis of the similarity of its name) and (y) other institutions that are identified as Disqualified Institutions in writing by the Company to the Joint Lead Arrangers prior to the Effective Date. For the avoidance of doubt (i) the Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the list of Disqualified Institutions to each Lender and to each assignee of or Participant in, or any prospective assignee of or Participant in, any of Loans or Commitments under this Agreement, (ii) any addition to the list of Disqualified Institutions will not become effective until at least three Business Days after such addition is posted to the Lenders and (iii) no retroactive disqualification of the Lenders that later become Disqualified Institutions shall be permitted. Any such list of Disqualified Institutions and any updates to the list shall be delivered by the Company to the following email address: JPMDQ_Contact@jpmorgan.com.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
“Duration Fee” has the meaning set forth in Section 2.09(b).
“EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) income tax expense of the Company and its Subsidiaries for such period, determined in accordance with GAAP, plus (c) charges for depreciation, amortization of intangibles, extraordinary charges, non-recurring charges and restructuring charges but, in each case, only to the extent that such items are non-cash charges deducted from Consolidated Net Income during such period, minus (d) extraordinary gains, nonrecurring gains and restructuring gains but, in each case, only to the extent that such items are non-cash gains included in Consolidated Net Income for such period, plus (e) Interest Expense for such period.
“EBITDAR” means, for any period, the sum of (a) EBITDA plus (b) Rental Expense, in each case, for such period.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections

414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Base Rate” means, with respect to any Borrowing of Eurocurrency Rate Loans for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, on the Rate Determination Date; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Base Rate shall be the Interpolated Rate.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate 1.00 – Eurocurrency Reserve Percentage

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Article IX.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section

11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(b)(ii), (b)(iii) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding taxes imposed under FATCA.
“Executive Officer” shall mean (i) any of the Chief Executive Officer, Chief Financial Officer, Senior Vice President and Treasurer, Treasurer or Senior Vice President of Finance of the applicable Loan Party or any other officer of such Loan Party who assumes the duties and responsibilities of any of the foregoing officers, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01 and the Target Acquisition Documents pursuant to Section 5.01(g), the secretary or any assistant secretary or general counsel of a Loan Party, and (iii) solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by an Executive Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Executive Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Executive Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Existing Credit Agreement” means that certain Syndicated Facility Agreement, dated as of September 11, 2012, among the Company, UAP, certain other Subsidiaries of the Company party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto, as amended, restated, amended and restated, supplemented, increased or otherwise modified from time to time.
“Existing Senior Notes” means (i) the Note Purchase Agreement, dated as of August 19, 2013, among the Company and the purchasers listed therein, relating to the 2.99% Series F Senior Promissory Notes due December 2, 2023, (ii) the Note Purchase Agreement, dated as of July 29, 2016, among the Company and the purchasers listed therein, relating to the 2.39% Series G Senior Notes due July 29, 2021 and (iii) the Note Purchase Agreement, dated as of October 17, 2016, among the Company and the purchasers listed therein, relating to the 2.99% Series H Senior Notes due November 30, 2026, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendment, restatement, amendment and restatement, supplement or other modification does not increase the outstanding principal amount thereof.
“Existing Target Indebtedness” means (i) the Revolving Facility Agreement dated as of November 6, 2014 (as amended, restated, amended and restated, supplemented, increased or otherwise modified from time to time) among Alize Bidco Limited, The Royal Bank of Scotland PLC, as Agent and Security Agent and the lenders party thereto, (ii) the Indenture (as amended, restated, amended and restated, supplemented, increased or otherwise modified from time to time) dated as of November 19, 2014, among Alliance Automotive Finance plc (formerly, Alize Finco PLC), as the Issuer, Alize Midco Limited, Alize Bidco Limited, Wilmington Trust, National Association, as Trustee and The Royal Bank of Scotland PLC, as Security Agent, relating to (a) the Euro-denominated 6.25% Senior Secured Notes due December 1, 2021 and (b) the Euro-denominated Floating Rate Senior Secured Notes due December 1, 2021, and (iii) the syndicated loan facilities of Coler GmbH & Co. KG in an aggregate principal amount of up to €60,000,000 (to the extent that the Borrower elects to repay such loan facilities).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fixed Charges” means, with respect to any period, the sum of (a) Interest Expense for such period and (b) Rental Expense for such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any Foreign Subsidiary which, under applicable local law, is required to be funded through a trust or other funding vehicle.
“Foreign Subsidiary” means each Consolidated Company that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, inventory buy-back programs will not be considered to be Guarantees.

“Guarantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.13.

“Guarantors” means (a) each Domestic Subsidiary of the Company identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.13 and (b) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.
“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurocurrency Base Rate.”
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money regardless of maturity including all revolving and term indebtedness and all other lines of credit; (b) all indebtedness of such Person whether or not in any such case the same was for money borrowed and regardless of maturity: (i) represented by notes payable, and drafts accepted, that represent extensions of credit, (ii) constituting obligations evidenced by bonds, debentures, notes, bankers’ acceptances or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or similar instruments upon which interest charges are customarily paid or that are issued or assumed as full or partial payments for property; (c) all Capital Lease Obligations of such Person; (d) all reimbursement obligations under any standby, trade, or other letters of credit or acceptances (whether or not drawings thereunder have been then presented for payment) issued for the account of any such Person or under which such Person is otherwise obligated; (e) any liquidity facility supporting any receivables or other asset securitization program (whether or not drawings thereunder are outstanding) and (f) any guaranty or other contingent obligation in respect of any obligation described in clauses (a) through (e) above.

Notwithstanding the foregoing, any and all drafts issued under the Vendor Program shall be deemed to be excluded for all purposes from the definition of “Indebtedness”.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Interest Expense” means, with respect to any period, all interest expense in respect of Indebtedness of the Consolidated Companies (including, without limitation, imputed interest on Capital Leases) for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date seven (7) days or one (1), two (2), three (3) or six (6) months thereafter (to the extent available in the applicable currency), as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all of the Lenders; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period with respect to any Loan shall extend beyond the Maturity Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Internal Revenue Service” means the United States Internal Revenue Service.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b)

the LIBO Screen Rate for the shortest period for which the LIBO Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.
“Joint Lead Arrangers” means each of JPMorgan and MLPFS, each in its capacity as a joint lead arranger and joint bookrunner.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and permitted assigns. The term “Lender” shall include any Designated Lender.
“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.
“Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Funded Debt as of such date to (ii) EBITDA for the period of four consecutive fiscal quarters of the Company then ended. Solely for purposes of this definition, (i) if the Borrower or any of its Subsidiaries shall have completed an acquisition of all or a substantial part of the assets, or a going concern business or division, of any Person, or (ii) if the Borrower or any of its Subsidiaries shall have merged with any Person during such period or (iii) the Borrower or any of its Subsidiaries shall have disposed of all or a substantial part of its assets or a going concern business or division, in each case, EBITDA for the relevant period shall be determined on a pro forma basis as if such acquisition, disposition or merger, and the incurrence of any related Indebtedness, had occurred on the first day of such period.
“LIBO Screen Rate” means, for any day and time, with respect to any Borrowing of Eurocurrency Rate Loans for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Tranche 1 Loan or a Tranche 2 Loan, as appropriate.
“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02(a) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Executive Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurocurrency market.
“Long Stop Date” means the earlier of (i) March 30, 2018 and (ii) the “Completion” (as defined in the Target Acquisition Agreement) of the Target Acquisition with or without the use of the Bridge Facility.
“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:
(i) the Long Stop Date; or
(ii) the termination of the Target Acquisition Agreement in accordance with its terms.
“Margin Regulations” means Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.
“Materially Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Credit Document, or of the ability of any Loan Party to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Credit Document to which it is a party.
“Material Company” means (a) the Borrower and (b) each other Consolidated Company that has assets with an Asset Value equal to or greater than twenty percent (20%) of the aggregate Asset Value of all assets of the Consolidated Companies measured on a consolidated basis as of the date of the most recent financial statements delivered pursuant to Section 7.09.
“Material Contractual Obligation” of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound where a failure to comply with such provision, agreement, instrument or undertaking has or would reasonably be expected to have a Materially Adverse Effect.
“Maturity Date” means the date that is 364 calendar days following the Closing Date, or, if the date that is 364 calendar days following the Closing Date is not a Business Day, the Business Day immediately preceding the date that is 364 calendar days following the Closing Date.
“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America

Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as a joint lead arranger and joint bookrunner.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means the amount in Dollars (or the equivalent amount thereof in Dollars):
(a) with respect to any Asset Sale, the excess, if any, of (i) the cash and Cash Equivalents received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Loans), (B) the fees and expenses incurred by the Consolidated Companies in connection therewith, (C) taxes paid or reasonably estimated to be payable by the Consolidated Companies in connection with such transaction, and (D) the amount of reserves established by the Consolidated Companies in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP, provided that if the amount of such reserves exceeds the amounts charged against such reserves, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; provided that if no Event of Default exists and the Borrower shall deliver to the Administrative Agent a certificate of an Executive Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Consolidated Companies’ intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair tangible or intangible assets useful in the business of the Consolidated Companies or to acquire Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person engaged in a business of a type that the Consolidated Companies would not be prohibited, pursuant to Section 8.06, from conducting, in each case within the Reinvestment Period, such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within the Reinvestment Period, so used;
(b) with respect to the incurrence, issuance, offering or placement of Borrowed Debt, the excess, if any, of (i) cash and Cash Equivalents received by the Consolidated Companies in connection with such incurrence, issuance, offering or placement over (ii) the sum of the underwriting discounts and commissions and other fees and expenses incurred by the Consolidated Companies in connection with such issuance, offering or placement; and
(c) with respect to the issuance of Equity Interests, the excess of (i) the cash and Cash Equivalents received in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Consolidated Companies in connection with such issuance.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” or “Notes” means a promissory note in the form of Exhibit 2.11.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Executive Officer.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Participating Member State” means each state so described in any EMU Legislation.
“Patriot Act” has the meaning specified in Section 11.17.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.
“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 7.09.
“Public Lender” has the meaning specified in Section 7.09.
“Rate Determination Date” means (i) with respect to Eurocurrency Rate Loans denominated in Dollars or Euros, two (2) Business Days prior to the commencement of the applicable Interest Period and (ii) with respect to Eurocurrency Rate Loans denominated in Sterling, the first day of the applicable Interest Period (or, in each case, such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 11.06(c).
“Reinvestment Period” means, with respect to any Net Cash Proceeds received in connection with any Asset Sale, the period of six months following the receipt of such Net Cash Proceeds; provided that, in the event that, during such six-month period, a member of the Consolidated Companies enters into a binding commitment to reinvest any Net Cash Proceeds, the Reinvestment Period with respect to such Net Cash Proceeds shall be the period of eight months following the receipt of such Net Cash Proceeds.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Rental Expense” means, for any period, all rental expense of the Consolidated Companies during such period, determined on a consolidated basis in accordance with GAAP, incurred under any rental agreements or leases of real or personal property, including space leases, ground leases and Synthetic Leases other than obligations in respect of any Capital Leases, net of (a) rental income derived from subleases of such property and (b) the performance based payments, if any, under any rental agreements or leases.
“Required Lenders” means, at any time, at least two (2) Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders (or, if there is only one (1) Lender, such Lender). The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Revaluation Date” means with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctions” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Spot Rate” for a currency means the spot rate for the purchase by the Person acting in the capacity of the Administrative Agent of such currency with another currency through its principal foreign exchange trading office, as displayed by ICE Data Services or any other commercially available spot rate of exchange selected by the Administrative Agent and as agreed by the Company, at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Synthetic Leases” means, collectively, all payment obligations of the Borrower or any of its Subsidiaries pursuant to so-called “synthetic” leases that are not treated as capital leases under GAAP but that are treated as financings under the Internal Revenue Code.
“Synthetic Lease Obligations” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“Target” means, collectively, (i) Alize LuxCo 1 S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, with registered office at 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 189378 and (ii) Manalliance, a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, with registered office at 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 189559.
“Target Acquisition” has the meaning set forth in the recitals hereto.

“Target Acquisition Agreement” means that certain Sale and Purchase Agreement relating to the Alliance Automotive group, dated September 22, 2017, by and between the sellers identified therein and GPC Europe Acquisition Co. Limited, a company registered in England and Wales with company number 1097301, with registered office at Suite 1, 3rd Floor 11-12 St James’ Square, London, SW1Y 4LB, United Kingdom, as the purchaser thereunder, as in effect on the Effective Date.
“Target Acquisition Documents” means (a) the Target Acquisition Agreement and (b) the warranty agreement, dated September 22, 2017, between certain warrantors and the “Purchaser” (as defined in the Target Acquisition Agreement), in each case, as amended, modified and supplemented to the extent permitted hereunder.
“TARGET Day” means any day on which the Trans‑European Automated Real‑time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Target Group” has the meaning set forth in the definition of Certain Funds Default.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Ticking Fee” has the meaning set forth in Section 2.09(a).
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and the aggregate principal amount of the outstanding Loans of such Lender at such time.
“Total Funded Debt” shall mean, as of any date, all Indebtedness of the Consolidated Companies determined on a consolidated basis.
“Tranche 1 Commitment” means, as to each Lender, its obligation to make Tranche 1 Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, as such amount may be reduced pursuant to Section 2.06. As of the Effective Date, the aggregate amount of the Tranche 1 Commitments is $900,000,000, as such amount may be reduced in accordance with Section 2.06 or Article IX.
“Tranche 1 Loan” means a loan by a Lender pursuant to its Tranche 1 Commitment to the Borrower as part of a Borrowing.
“Tranche 2 Commitment” means, as to each Lender, its obligation to make Tranche 2 Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, as such amount may be reduced pursuant to Section 2.06. As of the Effective Date, the aggregate amount of the Tranche 2 Commitments is $1,100,000,000, as such amount may be reduced in accordance with Section 2.06 or Article IX.

“Tranche 2 Loan” means a loan by a Lender pursuant to its Tranche 2 Commitment to the Borrower as part of a Borrowing.
“Transactions” has the meaning set forth in the recitals hereto.
“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UAP” means UAP INC., a company constituted under the laws of Quebec.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(IV).
“Vendor Program” means any supplier receivables purchase program for the benefit of the Company or any of its Subsidiaries that is provided by a Lender or a lender under the Existing Credit Agreement.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
1.03    Accounting Terms.
(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.
(b)    Changes in GAAP. The Company will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.09(c). If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)    FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
1.04    Rounding.
Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Exchange Rates; Alternative Currency Equivalents.
(a)    The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and outstanding amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.06    Pro Forma Adjustments. All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 7.09(a) or 7.09(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 6.16), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness).
1.07    Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(a)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(b)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    The Loans.
Subject to the terms and conditions set forth herein, each Lender severally agrees (a) to make a Tranche 1 Loan denominated in Dollars or in one or more Alternative Currencies to the Borrower on the

Closing Date in a Dollar Equivalent amount not to exceed such Lender’s Tranche 1 Commitment immediately prior to the making of the Tranche 1 Loan and (b) to make a Tranche 2 Loan denominated in Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Tranche 2 Commitment immediately prior to the making of the Tranche 2 Loan. Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Tranche 1 Loan Borrowing shall consist of Tranche 1 Loans made simultaneously by the Lenders in accordance with the Applicable Percentages, and the Tranche 2 Loan Borrowing shall consist of Tranche 2 Loans made simultaneously by the Lenders in accordance with the Applicable Percentages.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than seven (7) days or one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Loans to be borrowed. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of a Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans (or in the case where the existing Loans are Eurocurrency Rate Loans, such Eurocurrency Rate Loans shall continue as Eurocurrency Rate Loans with an Interest Period of one month); provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in the original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest

Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans (or in the case where the existing Loans are Eurocurrency Rate Loans, such Eurocurrency Rate Loans shall continue as Eurocurrency Rate Loans with an Interest Period of one month) or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02, the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMorgan with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Company.
(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)    The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in JPMorgan’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to all Loans.
2.03    [Reserved].
2.04    [Reserved].
2.05    Voluntary Prepayments of Loans.        The Borrower may, upon delivery from the Company to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be in a form acceptable to the Administrative Agent and, provided further that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (D) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
2.06    Termination or Reduction of Commitments; Mandatory Prepayments.
(a)    Termination. Unless previously terminated, the Commitments shall terminate in full at 6:00 p.m. (New York Time) on the date a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists. Additionally, each Lender’s Commitment will be permanently reduced upon such Lender making any Loan under such Commitment by an amount equal to the Dollar Equivalent of such Loan. Any termination or reduction of the Commitments shall be permanent.
(b)    Ratable Reduction or Termination. The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of any Class of Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of not less than $50,000,000 and an integral multiple of $5,000,000 in excess thereof; provided further that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or indebtedness or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.
(c)    Defaulting Lender Commitment Reductions. The Borrower may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.15(a)(ii) and (iii) will continue to apply to all amounts thereafter paid or payable by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.
(d)    Mandatory Reductions and Prepayments. First, any outstanding Loans of a Class shall be prepaid, and second, if any Commitments of a Class are outstanding and no Loans of such Class are outstanding on (or such Loans of such Class have been prepaid as of) the applicable date, the Commitments of such Class shall be reduced, in each case, on a Dollar-for-Dollar basis (with amounts received in non-Dollar currencies to be converted by the Borrower to Dollars for purposes of this calculation based upon foreign exchange rates actually received, in the case of a prepayment (or that would actually be received, in the case of a Commitment reduction) by the Borrower acting in good faith and in a commercially reasonable manner in consultation with the Administrative Agent) within three (3) Business Days of (in the case of a prepayment of Loans) or on the date of (in the case of a reduction of Commitments) receipt by the Consolidated Companies of any Net Cash Proceeds (or in the case of clause (i)(y) below, commitments) referred to in this paragraph (d):
(i)    (x) from 100.0% of the Net Cash Proceeds actually received by the Consolidated Companies from the incurrence of Borrowed Debt by such entity (excluding (A) intercompany debt of such entities, (B) borrowings under the Borrower’s Existing Credit Agreement or any revolving facility in replacement thereof in an amount up to $1,500,000,000, (C) any other ordinary course borrowings under existing working capital or overdraft facilities, (D) issuances of commercial paper and refinancings thereof, (E) purchase money indebtedness incurred in the ordinary course of business, (F) indebtedness with respect to capital leases incurred in the ordinary course of business and (G) other Indebtedness in an amount not to exceed $100,000,000 in the aggregate (excluding for the avoidance of doubt the New Term Loans and the New Senior Notes)) and (y) the aggregate amount of commitments received in respect of Borrowed Debt (subject to the exclusions set forth in clauses (A) through (G) of the foregoing clause (x)) (provided the fully documented conditions to availability and drawing of such Borrowed Debt are no more restrictive or onerous to the borrower thereunder than the conditions to availability and drawing the Loans);
(ii)    from 100.0% of the Net Cash Proceeds actually received from the issuance of any Equity Interests by the Consolidated Companies (other than (A) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (B) issuances among the Consolidated Companies or (C) issuances in connection with the purchase price payable with respect to the Target Acquisition); and
(iii)    from 100.0% of the Net Cash Proceeds actually received by the Consolidated Companies from Asset Sales outside the ordinary course of business (except for (A) Asset Sales between or among the Consolidated Companies and (B) Asset Sales, the Net Cash Proceeds of which do not exceed $10,000,000 in any single transaction or related series of transactions or $25,000,000 in the aggregate).
All mandatory prepayments or Commitment reductions (x) in respect of the issuance of senior notes (including, without limitation, the New Senior Notes) and/or mandatorily convertible securities and/or hybrid equity or Equity Interests shall be applied first to Tranche 1 Loans and Tranche 1 Commitments and second to Tranche 2 Loans and Tranche 2 Commitments, (y) in respect of the incurrence of New Term Loans shall be applied first to Tranche 2 Loans and Tranche 2 Commitments and second to Tranche 1 Loans and Tranche 1 Commitments, and (z) in respect of other mandatory prepayments or Commitment reductions described in this clause (d) shall be applied ratably to Tranche 1 Loans and Tranche 1 Commitments and Tranche 2 Loans and Tranche 2 Commitments. All mandatory prepayments and Commitment reductions will be applied without penalty or premium (except for breakage costs and accrued interest, if any) and will be applied pro rata among the Lenders of the applicable Class of Loans (or, if applicable, Class of Commitments). Mandatory prepayments of the Loans may not be reborrowed.

If the Net Cash Proceeds are received by any Person other than the Borrower, the Commitments shall only be reduced (or the Loans prepaid) to the extent that such Net Cash Proceeds can be immediately transferred to the Borrower (with such amount net of the costs and taxes associated therewith); it being understood that if such a restriction on transfer exists, upon such restriction ceasing to apply, the Commitments will be immediately reduced or, if applicable, the Loans will be repaid within three (3)

Business Days thereof, in the manner set forth above as if such Net Cash Proceeds were received by the Borrower on the date such restriction ceased to exist.

2.07    Repayment of Loans.
The Borrower shall repay on the Maturity Date for the applicable Class to the Administrative Agent for the ratable account of the Lenders of such Class, the aggregate principal amount of all Loans under such Class made to the Borrower outstanding on such date.

2.08    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)    If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
(a)    Ticking Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a non-refundable ticking fee (the “Ticking Fee”) at a rate per annum equal to the Applicable Rate times the aggregate daily amount of such Lender’s Commitments during the period from the date that is ninety (90) days following the Effective Date through and including the earlier of (i) the Commitment Termination Date and (ii) the

Closing Date, such Ticking Fee to be earned and payable in arrears quarterly on the last Business Day of each March, June, September and December, and on the earlier of (i) the Commitment Termination Date and (ii) the Closing Date.
(b)    Duration Fee. The Borrower will pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender, except to the extent such Defaulting Lender holds any Loans) a duration fee (the “Duration Fee”) on each date set forth below in an amount equal to the percentage set forth opposite such date times the aggregate principal amount of Loans held by such Lender on such date:

DATE	PERCENTAGE
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(c)    Additional Fees. The Borrower shall pay to the Administrative Agent and Joint Lead Arrangers for their account (or that of their applicable Affiliate) such fees as may from time to time be agreed between any of the Consolidated Companies and the Administrative Agent and/or Joint Lead Arrangers.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Pounds Sterling, on the basis of a 365-day year for actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11    Evidence of Debt.     The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    [Reserved].
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) or (b) (except, with respect to Section 2.09(b), to the extent such Defaulting Lender holds any Loans) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
2.16    [Reserved]

2.17    Designated Lenders.
Each of the Administrative Agent and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrower to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Credit Extensions actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender; provided that for the purposes only of voting in connection with any Credit Document, any participation by any Designated Lender in any outstanding Credit Extension shall be deemed a participation of such Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Defined Terms. For purposes of this Section 3.01, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (f) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (f) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (f) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (b) above, each of Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(d)(ii) below.
(i)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of each of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or any Loan Party in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(e)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(f)    Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of Internal Revenue Service Form W-8ECI,
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01(f)-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(f)-2 or Exhibit 3.01(f)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(f)-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(iii)    Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(iv)    The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.
(g)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality.
(a)    If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates.
(a)    If prior to the commencement of any Interest Period for a Borrowing of Eurocurrency Rate Loans:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate or the Eurocurrency Base Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate or the Eurocurrency Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurocurrency Rate Loans shall be ineffective and (B) if any Loan Notice requests a Borrowing of Eurocurrency Rate Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Base Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 11.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.03(b), only to the extent the LIBO Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurocurrency Rate Loans shall be ineffective and (y) if any Loan Notice requests a Borrowing of Eurocurrency Rate Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. The Company shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of the FRB or any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional costs shall be due and payable ten (10) days from receipt of such notice.
3.05    Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company; or
(c)    any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.13.
3.07    Survival.
All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY
4.01    The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Additionally, the Company guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations of the Guarantors in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Company hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
4.02    Obligations Unconditional.
The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Company or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03    Reinstatement.
The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04    Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05    Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.15 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.15) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.
4.06    Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.
4.07    Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
4.08    Appointment of Company.
Each of the Loan Parties hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Credit Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Loan Parties as the Company deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Company shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Loan Parties.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01    Conditions Precedent to Effective Date.
This Agreement shall become effective on the Effective Date upon and subject to satisfaction of the following conditions precedent:
(a)    Credit Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Credit Documents, each properly executed by an Executive Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.
(b)    Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:
(i)    copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Effective Date;
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Executive Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Executive Officer thereof authorized to act as an Executive Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party; and
(iii)    such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
(d)    Fees. Receipt by the Administrative Agent of any fees required to be paid to the Administrative Agent, each of the Joint Lead Arrangers and the Lenders on or before the Effective Date (or arrangements reasonably satisfactory to the Joint Lead Arrangers shall have been made to effect the foregoing).
(e)    Attorney Costs. Unless waived by the Administrative Agent or arrangements reasonably satisfactory to the Joint Lead Arrangers shall have been made to effect such payment, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least one (1) Business Day prior to the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
(f)    Know Your Customer Information. Receipt by the Lenders, in form and substance reasonably satisfactory to the Lenders, of documentation and other information that is required by regulatory authorities under applicable “know your customer”, anti-money laundering and anti-terrorism rules and regulations, including without limitation, the Patriot Act.
(g)    Target Acquisition Documents. The Administrative Agent shall have received a copy of each of the Target Acquisition Documents, certified by an Executive Officer as being true, correct and complete copies thereof as of the Effective Date.
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
5.02    Conditions Precedent to Closing Date.
The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 11.01) of the following conditions:
(a)    The Effective Date shall have occurred.
(b)    The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
(c)    If the Polish Closing (as defined in the Target Acquisition Agreement) occurs prior to the Target Date (as defined in the Target Acquisition Agreement), the Administrative Agent shall have received a certificate of the Borrower confirming that the “Antitrust Condition” (as defined in the Target Acquisition Agreement) has been satisfied or waived by the parties to the Target Acquisition Agreement.
(d)    On the date of the applicable Loan Notice and on the proposed date of such Borrowing (x) no Certain Funds Default is continuing or would result from the proposed Borrowing and (y) all the Certain Funds Representations are true or, if a Certain Funds Representation does not include a materiality concept, true in all material respects.
(e)    The Target Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Target Acquisition Agreement (it being understood that substantially concurrently shall include the Target Acquisition being consummated no more than two (2) Business Days after the initial Loan hereunder), without giving effect to (and there shall not have been) any modifications, amendments, consents or waivers by the Company (or its applicable affiliate) thereunder that are materially adverse to the interests of the Lenders (it being understood and agreed that the following shall not be deemed to be materially adverse to the interests of the Lenders: (x) any increase in the purchase price funded with the issuance of any equity securities by the Company or any of its Subsidiaries; (y) any increase in the purchase price funded other than through the issuance of equity securities by the Company or any of its Subsidiaries of not more than 5.0%; and (z) any decrease in the purchase price of not more than 10.0%; provided that such decrease shall be allocated to ratably reduce the Commitments (in a manner as agreed between the Borrower and the Joint Lead Arrangers)), without the prior written consent of the Administrative Agent.
(f)    [Reserved]

(g)    The Administrative Agent shall have received a customary payoff letter with respect to, and reasonably satisfactory evidence that, all Existing Target Indebtedness shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date (or arrangements reasonably satisfactory to the Joint Lead Arrangers shall have been made to effect the foregoing).
(h)    The Administrative Agent shall have received any fees required to be paid to the Administrative Agent, each of the Joint Lead Arrangers and the Lenders on or before the Closing Date.
(i)    Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
5.03    Actions by Lenders During the Certain Funds Period.
During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Credit Documents or (ii) that any condition set out in Sections 5.01 or 5.02 may subsequently be determined to not have been satisfied or any representation given was incorrect in any respect, none of the Lenders nor the Administrative Agent shall, unless a Certain Funds Default has occurred and is continuing or would result from a proposed borrowing or a Certain Funds Representation remains incorrect or, if a Certain Funds Representation does not include a materiality concept, incorrect in any material respect, be entitled to:
(a)    cancel or reduce any of its Commitments;
(b)     rescind, terminate or cancel the Credit Documents or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Credit Documents it may have to the extent to do so would prevent or limit (A) the making of a Loan for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;
(c)     refuse to participate in the making of a Loan for Certain Funds Purposes unless the conditions set forth in Section 5.02 have not been satisfied;
(d)     exercise any right of set-off or counterclaim in respect of a Loan to the extent to do so would prevent or limit (A) the making of a Loan for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes; or
(e)     cancel, accelerate or cause repayment or prepayment of any amounts owing under any Credit Document to the extent to do so would prevent or limit (A) the making of a Loan for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;
provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Each Loan Party, with respect to itself and its Subsidiaries notwithstanding anything to the contrary contained herein, represents and warrants as of the Effective Date and as of the Closing Date as follows:
6.01    Organizational Existence; Compliance with Law. Each Loan Party (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or other organizational power and authority and the legal right to own and operate its property and to conduct its business, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, except where a failure to be so qualified would not have a Materially Adverse Effect, and (iv) is in compliance with all Requirements of Law except (other than with respect to compliance with OFAC and the Patriot Act, which are governed by Section 6.23) where the failure be in compliance would not have a Materially Adverse Effect.
6.02    Organizational Power; Authorization. Each Loan Party has the corporate or other organizational power and authority to make, deliver and perform the Credit Documents and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority), is required in connection with the execution, delivery or performance by such Loan Party, or the validity or enforceability against the Loan Parties of the Credit Documents, other than such consents, authorizations or filings which have been made or obtained.
6.03    Enforceable Obligations. This Agreement has been duly executed and delivered, and each other Credit Document will be duly executed and delivered, by the Loan Parties party thereto, and this Agreement constitutes, and each other Credit Document when executed and delivered will constitute, legal, valid and binding obligations of each Loan Party thereto, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
6.04    No Legal Bar. The execution, delivery and performance by each Loan Party of the Credit Documents to which it is a party will not violate any Requirement of Law or cause a breach or default under (a) any agreement or indenture evidencing Indebtedness of any Loan Party in an aggregate principal amount of the Dollar Equivalent of $50,000,000 or more or (b) any Material Contractual Obligations.
6.05    No Material Litigation. No litigation, investigations or proceedings of or before any courts, tribunals, arbitrators or governmental authorities are pending or, to the knowledge of any of the Loan Parties, threatened by or against any of the Consolidated Companies, or against any of their respective properties or revenues, existing or future (a) with respect to any Credit Document, or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, would reasonably be expected to have a Materially Adverse Effect.
6.06    Investment Company Act, Etc.     None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). None of the Loan Parties is subject to regulation under the Federal Power Act, or any foreign, federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed, guarantee such indebtedness, or pledge its assets to secure such indebtedness, as contemplated hereby or by any other Credit Document.

6.07    Margin Regulations. No part of the proceeds of any of the Loans will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the Margin Regulations.
6.08    Compliance With Environmental Laws.
(a)    The Consolidated Companies have received no notices of claims or potential liability under, and are in compliance with, all applicable Environmental Laws, where such claims and liabilities under, and failures to comply with, such statutes, regulations, rules, ordinances, laws or licenses, would reasonably be expected to result in penalties, fines, claims or other liabilities (including, without limitation, remediation costs and expenses) to the Consolidated Companies that have had or would reasonably be expected to have a Materially Adverse Effect.
(b)    None of the Consolidated Companies has received during the period from January 1, 1988 through the date of this Agreement, any notice of violation, or notice of any action, either judicial or administrative, from any governmental authority (whether United States or foreign) relating to the actual or alleged violation of any Environmental Law, including, without limitation, any notice of any actual or alleged spill, leak, or other release of any Hazardous Substance, waste or hazardous waste by any Consolidated Company or its employees or agents, or as to the existence of any contamination on any properties owned by any Consolidated Company, where any such violation, spill, leak, release or contamination would reasonably be expected to result in penalties, fines, claims or other liabilities (including, without limitation, remediation costs and expenses) to the Consolidated Companies that have had or would reasonably be expected to have a Materially Adverse Effect.
(c)    The Consolidated Companies have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required permits, licenses and approvals for (i) the emission of air pollutants or contaminates, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes, where a failure to obtain such permits, licenses and approvals would reasonably be expected to have a Materially Adverse Effect.
6.09    Insurance. Each Loan Party currently maintains insurance with respect to its properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being in amounts no less than those amounts which are customary for such companies under similar circumstances. The Consolidated Companies have paid all material amounts of insurance premiums now due and owing with respect to such insurance policies and coverages, and such policies and coverages are in full force and effect.
6.10    No Default.
(a)    No Loan Party is in default under or with respect to any Material Contractual Obligation.
(b)    No Default has occurred and is continuing.

6.11    No Burdensome Restrictions. None of the Consolidated Companies is a party to or bound by any Material Contractual Obligation or Requirement of Law which has had or would reasonably be expected to have a Materially Adverse Effect.
6.12    Taxes. Each of the Consolidated Companies have filed or caused to be filed all declarations, reports and tax returns which are required to have been filed, and has paid all taxes, custom duties, levies, charges and similar contributions (“taxes” in this Section 6.12) shown to be due and payable on said returns or on any assessments made against it or its properties, and all other taxes, fees or other charges imposed on it or any of its properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books); and to the knowledge of the Borrower, no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges.
6.13    Financial Statements. The Company has furnished to the Administrative Agent (i) the audited consolidated balance sheet of the Consolidated Companies as at December 31, 2016 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended, including in each case the related schedules and notes, and (ii) the unaudited consolidated balance sheet of the Consolidated Companies as at the end of the June 30, 2017 fiscal quarter, and the related unaudited consolidated statements of income, shareholders' equity, and cash flows for the period then ended, setting forth in each case in comparative form the figures for the previous fiscal year and second fiscal quarter, as the case may be. The foregoing financial statements fairly present in all material respects the consolidated financial condition of such Consolidated Companies as at the dates thereof and results of operations for such periods in conformity with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes with respect to such unaudited financial statements). Since December 31, 2016, there have been no changes with respect to such Consolidated Companies which have had or would reasonably be expected to have, singly or in the aggregate, a Materially Adverse Effect.
6.14    ERISA.
(a)    (1)    Compliance. Each Plan and each Foreign Plan maintained by the Consolidated Companies have at all times been maintained, by their terms and in operation, in compliance with all applicable laws, and the Consolidated Companies are subject to no tax or penalty with respect to any Plan of such Consolidated Company or any ERISA Affiliate thereof, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404, or 419 of the Tax Code, where the failure to comply with such laws, and such taxes and penalties, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would in the aggregate have a Materially Adverse Effect;
(1)    Liabilities. The Consolidated Companies are subject to no liabilities (including withdrawal liabilities) with respect to any Plans or Foreign Plans of such Consolidated Companies or any of their ERISA Affiliates, including without limitation, any liabilities arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing Plan and to pay current contributions, expenses and premiums with respect to such Plans or Foreign Plans, where such liabilities, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would in the aggregate have a Materially Adverse Effect;
(2)    Funding. The Consolidated Companies and, with respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed under the terms of each Plan and applicable law, and (B) required to be paid as expenses (including PBGC or other premiums) of each Plan, where the failure to pay such amounts (when taken as a whole, including any penalties attributable to such amounts) would have a Materially Adverse Effect. No Plan subject to Title IV of ERISA has an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA), determined as if such Plan terminated on any date on which this representation and warranty is deemed made, in any amount which, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would have a Materially Adverse Effect if such amount were then due and payable. The Consolidated Companies are subject to no liabilities with respect to post-retirement medical benefits in any amounts which, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would have a Materially Adverse Effect if such amounts were then due and payable.
(b)    With respect to any Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction where the Foreign Subsidiary maintains its principal place of business or in which the Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Plans, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would not have a Materially Adverse Effect.
(c)    Each Loan Party is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code; or (iv) a “governmental plan” within the meaning of ERISA.
6.15    Trademarks, Licenses, Etc. (i) The Loan Parties have obtained and hold in full force and effect sufficient rights in all material trademarks, service marks, trade names, licenses and other similar property rights, free from burdensome restrictions that, to the best knowledge of the Loan Parties, are necessary for the operation of their respective businesses as presently conducted, and (ii) to the best knowledge of the Loan Parties, no product, process, method, service or other item presently sold by or employed by the Loan Parties in connection with such business infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other Person and there is not presently pending, or to the knowledge of the Loan Parties, threatened, any claim or litigation against or affecting the Loan Parties contesting such Person’s right to sell or use any such product, process, method, service or other item where the result of such failure to obtain and hold such benefits or such infringement would have a Materially Adverse Effect.
6.16    Ownership of Property

6.17    Indebtedness. Except for (a) Indebtedness described in the most recent filings made by the Company with the SEC, (b) Indebtedness described in the most recent public filings made by UAP with Canadian securities authorities, if any, and (c) Indebtedness specifically permitted pursuant to Section 8.01, none of the Consolidated Companies is an obligor in respect of any Indebtedness for borrowed money, or any commitment to create or incur any Indebtedness for borrowed money.
6.18    Financial Condition. On the Effective Date and after giving pro forma effect to the transactions contemplated by this Agreement (including the Transactions) and the other Credit Documents, (a) assets of each Loan Party, at fair valuation and based on their present fair saleable value, will exceed its debts, including contingent liabilities (as such liabilities may be limited under the express terms of any guaranty of the Borrower), (b) the remaining capital of each Loan Party will not be unreasonably small to conduct its business, and (c) none of the Loan Parties will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature. For purposes of this Section 6.18, “debt” means any liability on a claim, and “claim” means (x) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
6.19    Labor Matters. The Consolidated Companies have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a Materially Adverse Effect, and, to the best knowledge of the Loan Parties, there are no such strikes, disputes, slow downs or work stoppages threatened against any Consolidated Company. The hours worked and payment made to employees of the Consolidated Companies have not been in violation of the Fair Labor Standards Act (in the case of Consolidated Companies that are not Foreign Subsidiaries) or any other applicable law dealing with such matters where a violation of such laws would have a Materially Adverse Effect. All payments due from the Consolidated Companies, or for which any claim may be made against the Consolidated Companies, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Consolidated Companies where the failure to pay or accrue such liabilities would reasonably be expected to have a Materially Adverse Effect.
6.20    Payment or Dividend Restrictions. None of the Consolidated Companies is party to or subject to any agreement or understanding restricting or limiting the payment of any dividends or other distributions by any such Consolidated Company.
6.21    Disclosure. No representation or warranty contained in this Agreement or in any other document furnished from time to time pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading as of the date made or deemed to be made. Except as may be set forth herein, there is no fact known to the Loan Parties which has had, or is reasonably expected to have, a Materially Adverse Effect.
6.22    Taxpayer Identification Numbers; Other Identifying Information; Ownership of Subsidiaries.
(a)    As of the Effective Date, the true and correct U.S. taxpayer identification number of the Borrower is set forth on Schedule 6.22.

(b)    Schedule 6.22 sets forth the name of, the ownership interest of the Company in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary that is a Loan Party, in each case as of the Effective Date.
6.23    Sanctions Concerns and Anti-Corruption Laws.
(a)    Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Loan Parties have instituted and maintain policies and procedures designed to promote and achieve compliance with Sanctions and laws related thereto.
(b)    Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.
6.24    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
6.25    Anti-Money Laundering Laws. None of the Loan Parties or any of their Affiliates (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each of the Loan Parties have instituted and maintain policies and procedures designed to ensure that such Loan Party and its Subsidiaries each is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.
6.26    Target Acquisition. The Company has delivered to the Administrative Agent a complete and correct copy of the Target Acquisition Documents, including all schedules and exhibits thereto. As of the Effective Date, the Target Acquisition Documents contain all of the material terms and conditions of the Target Acquisition.
6.27    Use of Proceeds. The proceeds of the Loans shall be used solely for the purposes set forth in Section 7.11.
ARTICLE VII

AFFIRMATIVE COVENANTS
So long as any Obligations or the Commitments remain outstanding, each Loan Party agrees to:
7.01    Organizational Existence, Etc.
(a)    Preserve and maintain its corporate or other organizational existence (except to the extent otherwise permitted under Section 8.03).

(b)    Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its material rights, franchises, and licenses, and its material patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, and its qualification to do business as a foreign corporation or other organization in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to be so qualified as a foreign corporation or other organization, or where the failure to preserve and maintain such intellectual property, would reasonably be expected to have a Materially Adverse Effect.
7.02    Compliance with Laws, Etc.     Comply, and cause each of its Subsidiaries to comply with (a) the Patriot Act, OFAC rules and regulations and all Sanctions and laws related thereto, (b) all other Requirements of Law (including, without limitation, the Environmental Laws and Anti-Money Laundering Laws) applicable to or binding on any of them where the failure to comply with such Requirements of Law would reasonably be expected to have a Materially Adverse Effect and (c) all Material Contractual Obligations.
7.03    Payment of Taxes and Claims, Etc.     Pay, deduct and remit, and cause each of its Subsidiaries to pay, deduct and remit, (a) all material taxes, assessments, deductions, remittances and governmental charges imposed upon it or upon its property, and (b) all material claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto to the extent required under GAAP.
7.04    Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions which are required to be maintained in order to prepare the consolidated financial statements of the Company in conformity with GAAP.
7.05    Visitation, Inspection, Etc.     Permit, and cause each of its Subsidiaries to permit (subject, in any event, to Section 11.07 hereof), any representative of the Administrative Agent or any Lender to visit and inspect any of its property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Administrative Agent or such Lender may reasonably request after reasonable prior notice (which shall not be less than 48 hours) to the Company; provided, however, that at any time following the occurrence and during the continuance of a Default or an Event of Default, no prior notice to the Company shall be required.
7.06    Insurance. Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts as is customary for such companies under similar circumstances.
7.07    Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.
(b)    Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect.

(c)    Use the standard of care typical in the industry in the operation and maintenance of its facilities.
7.08    Payment of Obligations.
Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
7.09    Reporting Covenants. The Company shall furnish to each Lender, except for the items set forth in Section 7.09(a), (b), (c) and (k), which shall be furnished to the Administrative Agent for distribution to the Lenders, the following.
(a)    Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, balance sheets of the Consolidated Companies as at the end of such year, presented on a consolidated basis, and the related statements of income, retained earnings and cash flows of the Consolidated Companies for such fiscal year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Ernst & Young or other independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such fiscal year on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards,
(b)    Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Company (other than the fourth fiscal quarter), balance sheets of the Consolidated Companies as at the end of such quarter presented on a consolidated basis and the related statements of income, retained earnings and cash flows of the Consolidated Companies for such fiscal quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, presented on a consolidated basis setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all in reasonable detail and certified by the chief financial officer or principal accounting officer of the Company that such financial statements fairly present in all material respects the financial condition of the Consolidated Companies as at the end of such fiscal quarter on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal quarter and such portion of the Company's fiscal year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);
(c)    No Default/Compliance Certificate. Together with the financial statements required pursuant to subsections (a) and (b) above, a certificate of the chief financial officer or treasurer of the Company in the form of Exhibit 7.09(c) (i) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Event of Default and no Default under this Agreement, or if there exists an Event of Default or a Default hereunder, specifying the nature thereof and the proposed response thereto, and (ii) demonstrating in reasonable detail compliance as at the end of such fiscal year or such fiscal quarter with Section 8.09;
(d)    Notice of Default under Credit Documents. Promptly after any Executive Officer of any Loan Party has notice or knowledge of the occurrence of an Event of Default or a Default, a certificate of the chief financial officer or principal accounting officer of the Company specifying the nature thereof and the proposed response thereto;
(e)    Materially Adverse Effect. Promptly (and in any event within five (5) Business Days) after the occurrence of any matter that has resulted or could reasonably be expected to result in a Materially Adverse Effect, a certificate of the chief financial officer or principal accounting officer of the Company specifying the nature thereof and the proposed response thereto;
(f)    Notice of Default under Other Indebtedness. Promptly after any Executive Officer of any Loan Party has notice or knowledge of delivery by any holder(s) of Indebtedness referred to in Section 8.01(a) or (d) (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, is at least the Dollar Equivalent of $50,000,000, of any notice stating or claiming the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness, furnish to the Administrative Agent a copy of such notice;
(g)    Litigation. Promptly after (i) any Executive Officer of any Loan Party has knowledge or obtains notice of the occurrence thereof, notice of the institution of or any material adverse development in any material action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Consolidated Company, or any material property of any thereof, or (ii) any Executive Officer of any Loan Party has actual knowledge or obtains notice thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration, if as a result of such institution or development, such action, suit or proceeding has or would reasonably be expected to have a Materially Adverse Effect;
(h)    Environmental Notices. Promptly after any Executive Officer of any Loan Party has knowledge or notice of the receipt thereof, written notice of any actual or alleged violation, or written notice of any action, claim or request for information, either judicial or administrative, from any governmental authority relating to any actual or alleged claim, notice of potential responsibility under or violation of any Environmental Law, or any actual or alleged spill, leak, disposal or other release of any waste, petroleum product, or hazardous waste or Hazardous Substance by any Consolidated Company which could result in penalties, fines, claims or other liabilities to any Consolidated Company that have or would reasonably be expected to have a Materially Adverse Effect;
(i)    ERISA. (A)(i) Promptly after any Executive Officer of any Loan Party has knowledge or notice of the occurrence thereof with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof, or any trust established thereunder, notice of (A) a “reportable event” described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a “reportable event” not subject to the provisions for 30-day notice to the PBGC under such regulations), or (B) any other event which could subject any Consolidated Company to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404 or 419 of the Tax Code, or any tax, penalty or liability under any Requirement of Law applicable to any Foreign Plan, where any such taxes, penalties or liabilities have or would reasonably be expected to have a Materially Adverse Effect;
(i)    Promptly after any Executive Officer of any Loan Party has knowledge or notice that any notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101, 303, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under Section 412 of the Tax Code with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof;
(ii)    Promptly after any Executive Officer of any Loan Party has knowledge or notice of receipt thereof, any notice received by any Consolidated Company or any ERISA Affiliate thereof concerning the intent of the PBGC or any other governmental authority to terminate a Plan of such Company or ERISA Affiliate thereof which is subject to Title IV of ERISA, to impose any liability on such Company or ERISA Affiliate under Title IV of ERISA or Chapter 43 of the Tax Code
(j)    Liens. Promptly upon any Executive Officer of any Loan Party has knowledge or notice thereof, notice of the filing of any federal statutory Lien, tax or other state, provincial or local government Lien or any other Lien affecting their respective properties, other than Permitted Liens;
(k)    Public Filings, Etc. Promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by the Company to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange, and of all press releases and other statements made available generally to the public containing material developments in the business or financial condition of the Loan Parties and the other Consolidated Companies;
(l)    Accounting Policies or Reporting Practices. Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, including any determination by the Company referred to in Section 2.10(b).
(m)    [Reserved.]
(n)    Target Acquisition Documents. Upon knowledge thereof by an Executive Officer or other executive officer, details of any material breach of the terms of the Target Acquisition Documents or any material claim made by or against the Borrower, or, to the best of its knowledge and belief (having made all reasonable enquiries), pending or threatened, under the terms of the Target Acquisition Documents.
(o)    Other Information. With reasonable promptness, such other information about the Consolidated Companies as the Administrative Agent or any Lender may reasonably request from time to time.
Documents required to be delivered pursuant to Section 7.09(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, each of the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and each of the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”
7.10    Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
7.11    Use of Proceeds. The proceeds of the Loans shall be available, and the Borrower agrees that it shall apply such proceeds, solely towards Certain Funds Purposes.
7.12    Maintenance of Governmental Approvals and Authorizations. Obtain and maintain, and cause all Subsidiaries to obtain and maintain, in full force and effect all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Governmental Authority necessary under the laws of the applicable entity’s country for the making and performance by it of this Agreement and the other Credit Documents.

7.13    Covenant to Guarantee Obligations. Within thirty (30) days after the acquisition or formation of any Domestic Subsidiary that is a Material Company, or any Domestic Subsidiary becomes a Material Company, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(e) and (f) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent (it being understood that any Domestic Subsidiary that provides a Guarantee in respect of the Existing Credit Agreement shall be a Guarantor).
7.14    Further Assurances.
At the expense of the applicable Loan Party, (i) promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be necessary or that the Required Lenders through the Administrative Agent may reasonably request to enable the Lenders and the Administrative Agent to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and enforce the terms and provisions of this Agreement and to exercise their rights and remedies hereunder or under the Notes, and (ii) use all reasonable efforts to duly obtain governmental approvals required in connection with this Agreement from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such governmental approvals in full force and effect.

ARTICLE VIII

NEGATIVE COVENANTS
So long as any Obligations or the Commitments remain outstanding, each Loan Party will not:
8.01    Indebtedness of Subsidiaries. Permit any Consolidated Company other than the Company to create, incur, assume or suffer to exist any Indebtedness, other than:
(a)    any Indebtedness outstanding on the Closing Date and described in the most recent filings by the Company with the Securities and Exchange Commission and in the most recent financial statements filed by UAP with the appropriate Canadian securities authority, if any, and extensions, refundings, refinancings, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(b)    purchase money Indebtedness to the extent secured by a Lien permitted by Section 8.02(b) or Capital Lease Obligations, provided that the aggregate principal amount of such Indebtedness and Capital Lease Obligations does not exceed $75,000,000 in the aggregate;
(c)    an unsecured working capital facility for GPC Asia Pacific Group Pty Ltd and/or any of its wholly-owned Subsidiaries;
(d)    unsecured Indebtedness of UAP owing to any Person;
(e)    Indebtedness owed to any other Consolidated Company;

(f)    Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, refundings, refinancings, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof and which are not on more restrictive terms than such Indebtedness;
(g)    other Indebtedness not described in the foregoing clauses (a) through (f) in an aggregate outstanding principal amount not to exceed $300,000,000 at any time;
(h)    obligations (contingent or otherwise) of any Loan Party (other than the Company) or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(i)    (x) guaranties by any Consolidated Company of any Indebtedness otherwise permitted under the foregoing clauses (a) through (h) and (y) guaranties by any Loan Party of any Indebtedness of the Company;
(j)    the Obligations;
(k)    Indebtedness (i) under the Existing Credit Agreement in an aggregate outstanding principal amount not to exceed $1,500,000,000 at any time and (ii) of the Loan Parties under the Existing Senior Notes; and
(l)    Indebtedness of Loan Parties under any New Term Loans and New Senior Notes; provided that the aggregate principal amount of such Indebtedness shall not exceed $2,000,000,000 at any time (other than as a result of fluctuations in currency exchange rates occurring after such Indebtedness has been incurred), and extensions, refundings, refinancings, renewals and replacements of such Indebtedness that do not, in each case, increase the outstanding principal amount thereof.
8.02    Liens. Create, incur, assume or suffer to exist, or permit any of their respective Subsidiaries to create, incur, assume or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness other than:
(a)    Liens existing on the date hereof securing Indebtedness of Consolidated Companies with respect to industrial development revenue bonds permitted under Section 8.01(a);
(b)    any Lien on any property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost of such property, provided that such Lien does not extend to any other property;
(c)    any interest or title of a lessor under any Capital Lease Obligation; provided that such Liens extend only to property or assets subject to such Capital Lease Obligations,
(d)    Liens for taxes, assessments or governmental charges not yet due, and Liens for taxes or Liens imposed by ERISA, assessments or governmental charges which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained to the extent required by GAAP;
(e)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained to the extent required by GAAP,
(f)    Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;
(g)    Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection with the items referred to in clause (f) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money),
(h)    Liens securing judgments that do not give rise to an Event of Default under Section 9.09, so long as such Lien is adequately bonded and either (i) the period in which any appropriate legal proceedings may be brought for the review of such judgment has not expired or (ii) any such legal proceedings are pending and have not been finally terminated;
(i)    easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respective real property not interfering in any material respect with the ordinary conduct of the business of the Consolidated Companies;
(j)    Liens existing on any property or assets of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Lien exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other property or assets of any other Consolidated Company and (iii) such Lien secures only those obligations secured on the date such Person becomes a Subsidiary;
(k)    Liens securing any Indebtedness owed to any other Consolidated Company,
(l)    Liens securing other Indebtedness in the aggregate principal amount of not more than the Dollar Equivalent of five percent (5%) of the total assets of the Company and its Subsidiaries (determined at the time of incurrence as of the date of the most recent financial statements delivered pursuant to Section 7.09) at any time; and
(m)    Liens securing any Indebtedness to the extent that the Obligations are secured on a pari passu basis with such Indebtedness in a manner reasonably satisfactory to the Required Lenders.
8.03    Mergers, Sale of Assets.
(a)    Merge or consolidate, except as follows:
(i)    the Company may merge with any other Person if the Company is the surviving corporation in such merger or consolidation and no Default or Event of Default would result therefrom,

(ii)    [reserved],
(iii)    any Loan Party other than the Borrower may be merged or consolidated with or into any other Loan Party other than the Borrower; and

(iv)    any Foreign Subsidiary other than the Borrower may be merged or consolidated with or into any other Foreign Subsidiary other than the Borrower; or

(b)    sell, lease or otherwise dispose of, or permit any of their respective Subsidiaries to sell, lease or otherwise dispose of, its accounts, property or other assets (including capital stock or the equivalent thereof of Subsidiaries), provided, however, that the foregoing restrictions on asset sales shall not be applicable to (i) sales of equipment or other personal property being replaced by other equipment or other personal property purchased as a capital expenditure item or that have become obsolete, (ii) sales of inventory in the ordinary course of business, (iii) sales of receivables or other assets in any securitization program and sales of any assets that are immediately thereafter leased back to any Consolidated Company, (iv) sales or other dispositions (or a series of related sales or other dispositions) of property or assets of with an Asset Value of $5,000,000 or less and (v) sales or other dispositions of assets in any fiscal year of the Company having an aggregate Asset Value of no more than twenty percent (20%) of the aggregate Asset Value of the Consolidated Companies (including UAP and its Subsidiaries) as of the date of the most recent annual financial statements delivered pursuant to Section 7.09(a) (but until the first such financial statements are delivered, as of December 31, 2016); provided that, with respect to sales or other dispositions of assets pursuant to this clause (v), (A) before and immediately after giving effect to such sale or other disposition, there exists no Default or Event of Default and (B) such assets are sold for fair market value (as determined by the Company in good faith).
8.04    Lease Obligations. Create or suffer to exist, or permit any of their respective Subsidiaries to create or suffer to exist, any obligations for the payment of rent for any property under operating leases or agreements to lease (including all Synthetic Lease Obligations but excluding any obligations under capital leases) having a term of one year or more of the Consolidated Companies, on a consolidated basis, to exceed $400,000,000 payable in any period of twelve consecutive calendar months.
8.05    Limitation on Payment Restrictions Affecting Consolidated Companies. Create or otherwise cause or suffer to exist or become effective, or permit any of their respective Subsidiaries to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company other than the Company to (i) pay dividends or make any other distributions on such Consolidated Company's stock, or (ii) pay any Indebtedness owed to the Company or any other Consolidated Company, other than restrictions existing under any agreements to which any Person that becomes a Subsidiary after the Closing Date is a party, provided that such restriction exist at the time such Person becomes a Subsidiary and has not been created in contemplation of or in connection with such Person becoming a Subsidiary.

8.06    Change in Nature of Business. Engage, or permit any of their respective Subsidiaries to engage, in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.
8.07    Transactions with Affiliates and Insiders. Enter into or permit to exist, or permit any of their respective Subsidiaries to enter into or permit, any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party or Subsidiary, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.01, Section 8.03 or Section 8.05, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.
8.08    Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
(a)    Amend, modify or change, or permit any of their respective Subsidiaries to amend, modify or change, its Organization Documents in a manner adverse to the Lenders.
(b)    Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.
8.09    Financial Covenants.
(a)    Leverage Ratio. Permit as of the last day of each fiscal quarter of the Company, the Leverage Ratio to be greater than 3.50 to 1.0.
(b)    Fixed Charge Coverage Ratio. Permit as of the last day of each fiscal quarter of the Company (commencing with the fiscal quarter ending December 31, 2017), EBITDAR for the period of four consecutive fiscal quarters of the Company then ended to be less than 250% of Fixed Charges for such four consecutive fiscal quarter period.
Solely for purposes of this Section 8.09(b), (i) if the Borrower or any of its Subsidiaries shall have completed an acquisition of all or a substantial part of the assets, or a going concern business or division, of any Person, or (ii) if the Borrower or any of its Subsidiaries shall have merged with any Person during such period or (iii) the Borrower or any of its Subsidiaries shall have disposed of all or a substantial part of its assets or a going concern business or division, in each case, EBITDAR and Fixed Charges for the relevant period shall be determined on a pro forma basis as if such acquisition, disposition or merger, and the incurrence of any related Indebtedness, had occurred on the first day of such period.
8.10    No Hostile Acquisitions. Acquire the Equity Interests of another Person without the board of directors (or other comparable governing body) of such other Person having duly approved such acquisition.
8.11    Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual, or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the Transaction (whether as Lender, Joint Lead Arranger, Administrative Agent or otherwise) of Sanctions.
8.12    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach or violate (a) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, (b) Anti-Money Laundering Laws or (c) Sanctions.

8.13    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.14    Target Acquisition Documents.     Amend or otherwise modify the Target Acquisition Agreement in any manner that is materially adverse to the interests of the Lenders without the consent of the Administrative Agent and the Joint Lead Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, the Loan Parties shall, promptly upon written request from the Administrative Agent therefor, supply to the Administrative Agent and the Joint Lead Arrangers a copy of any such amendment or modification referred to in the foregoing.
ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES
Upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):
9.01    Payments. (a) Any Loan Party shall fail to make promptly when due, and in the currency required hereunder (including, without limitation, by mandatory prepayment) any principal payment with respect to the Loans, or (b) any Loan Party shall fail to make within five (5) days after the due date thereof any payment of interest, fee or other amount payable in respect of any Obligation;
9.02    Covenants Without Notice. Any Loan Party shall fail to observe or perform any covenant or agreement contained in (a) Article VIII, (b) Section 7.01(a), (c) Section 7.09(d) or (d) clauses (a) through (c) and clauses (e) through (n) of Section 7.09 and such failure to comply with clauses (a) through (c) and clauses (e) through (n) of Section 7.09 remains unremedied for five (5) Business Days after the earlier of (A) such Loan Party’s obtaining knowledge thereof or (B) written notice thereof shall have been given to the Company by the Administrative Agent or any Lender;
9.03    Other Covenants. Any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement or in the other Credit Documents, other than those referred to in Sections 9.01 and 9.02, and, if capable of being remedied, such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Loan Party’s obtaining knowledge thereof, or (ii) written notice thereof shall have been given to the Company by the Administrative Agent or any Lender;
9.04    Representations. Any representation or warranty made or deemed to be made by any Loan Party or by any of its officers under this Agreement or any other Credit Document, or any certificate or other document submitted to the Administrative Agent or the Lenders by any such Person pursuant to the terms of this Agreement or any other Credit Document, shall be incorrect in any material respect when made or deemed to be made or submitted;
9.05    Non-Payments of Other Indebtedness. Any Consolidated Company shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than the Obligations) with an aggregate outstanding or committed principal amount of the Dollar Equivalent of $50,000,000 or more.

9.06    Defaults Under Other Agreements. Any Consolidated Company shall fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any Indebtedness with an aggregate outstanding or committed principal amount of the Dollar Equivalent of $50,000,000 or more, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness, unless such failure or other event is cured or waived in accordance with the terms of such agreements or instruments; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity;
9.07    Bankruptcy. Any Loan Party or any other Material Company shall commence a voluntary case concerning itself under the Bankruptcy Code or applicable foreign bankruptcy laws; or an involuntary case for bankruptcy (or a petition for a receiving order) is commenced against any Loan Party or any Material Company and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or if a custodian, trustee, interim receiver or coordinator (as defined in the Bankruptcy Code) or a sequestrator, administrator or similar official under applicable foreign bankruptcy laws is appointed for, or takes charge of, all or any substantial part of the property of any Loan Party or any Material Company; or any Loan Party or any Material Company commences proceedings of its own bankruptcy, files an assignment under the Bankruptcy and Insolvency Act (Canada) or commences proceedings to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to any Loan Party or any Material Company or there is commenced against any Loan Party or any Material Company any such proceeding which remains undismissed for a period of sixty (60) days; or any Loan Party or any Material Company is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered, or any Loan Party or any Material Company suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or any Loan Party or any Material Company makes a general assignment for the benefit of creditors; or any Loan Party or any Material Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Loan Party or any Material Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Loan Party or any Material Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing, or any corporate action is taken by any Loan Party or any Material Company for the purpose of effecting any of the foregoing;
9.08    ERISA. A Plan or Foreign Plan of a Consolidated Company or a Plan subject to Title IV of ERISA of any of its ERISA Affiliates:
(i)    has a “reportable event” described in Section 4043 of ERISA and the regulations issued from time to time thereunder; or
(ii)    shall fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan or Foreign Plan, Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan or Foreign Plan under applicable law, the terms of such Plan or Foreign Plan or Section 412 of the Tax Code or Section 303 of ERISA; or
(iii)    is being, or has been, terminated or the subject of termination proceedings under applicable law or the terms of such Plan or Foreign Plan; or

(iv)    shall require a Consolidated Company to provide security under applicable law, the terms of such Plan or Foreign Plan, Section 412 of the Tax Code or Section 302 of ERISA; or
(v)    results in a liability to a Consolidated Company under applicable law, the terms of such Plan or Foreign Plan, or Title IV of ERISA;
and there shall result from any such failure, waiver, termination or other event a liability to the PBGC (or any similar Person with respect to any Foreign Plan) or a Plan that would have a Materially Adverse Effect.
9.09    Judgment. A final judgment or order for the payment of damages having a Materially Adverse Effect shall be rendered against any Loan Party or any other Material Company and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);
9.10    Change in Control. A Change in Control shall occur or exist;
9.11    Attachments. An attachment or similar action shall be made on or taken against any of the assets of any Consolidated Company with an aggregate Asset Value exceeding the Dollar Equivalent of $50,000,000 in aggregate and is not removed within sixty (60) days of the same being made;
9.12    [Reserved.]
9.13    Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Loan Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or
9.14    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.
9.15    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States (which prior to the expiry of the Certain Funds Period, constitutes a Certain Funds Default), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
9.16    Application of Funds.
After the exercise of remedies provided for in Section 9.15 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.15), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Ticking Fees and Duration Fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Credit Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Ticking Fees, Duration Fees and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
9.17    Clean-Up Period. Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Credit Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group will be deemed not to be a breach of representation or warranty, a breach of covenant or a Default or an Event of Default, as the case may be, if:
(a)    it is capable of remedy and reasonable steps are being taken to remedy it;
(b)    the circumstances giving rise to it have not knowingly been procured by or approved by the Company; and

(c)    it is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, on a consolidated basis.
If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be, notwithstanding the above.
ARTICLE X

ADMINISTRATIVE AGENT
10.01    Appointment and Authority.
Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
10.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law
(c)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and
(d)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.

After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
10.07    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
10.08    No Other Duties; Etc.
Anything herein to the contrary notwithstanding, none of the joint bookrunners, joint lead arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.09    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.10    Guaranty Matters.
The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.
ARTICLE XI

MISCELLANEOUS
11.01    Amendments, Etc.
Subject to Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that
(a)    no such amendment, waiver or consent shall:
(i)    extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.15) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.01 or 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(ii)    postpone any date fixed by this Agreement or any other Credit Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;
(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)    change any provision of Section 2.13, Section 9.15, this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
(v)    amend the definition of “Alternative Currency” without the written consent of each Lender;
(vi)    release the Company as the Borrower or a Guarantor or, except in connection with a merger or consolidation permitted under Section 8.03 or any sale, lease or other disposition permitted under Section 8.03, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or
(b)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;
provided, however, that notwithstanding anything to the contrary herein, (i) the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (v) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower, the other Loan Parties and the relevant Lenders providing such additional credit facilities (x) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents and the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (y) to change, modify or alter Section 2.13 or Section 9.16 or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this clause (v), and (vi) if following the Effective Date, the Administrative Agent and the Company shall have jointly identified an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
Notwithstanding any other provision of this Agreement to the contrary, upon the Administrative Agent’s request, the Borrower agrees to promptly execute and deliver such amendments to this Agreement

(other than any amendment to the definition of, or that affects the scope of, Certain Funds Default, Certain Funds Period, Certain Funds Purposes, Long Stop Date, Mandatory Cancellation Event, Certain Funds Representations (or any Section or definition referred to therein or any Section including any of those terms, or cross-references to any of the Sections referred to in this Section to the extent modifying the conditionality, availability or termination of the Bridge Facility in a manner adverse to the Borrower), Section 5.02, Section 5.03, Section 11.06 or this Section 11.01 or that would otherwise impair the availability of Loans for Certain Funds Purposes during the Certain Funds Period or would otherwise conflict with restrictions set out in Section 5.03 (it being understood this parenthetical shall not restrict modifications to the fees and pricing of the Bridge Facility nor shall it restrict immaterial changes to such provisions)) as shall be necessary to implement any modifications to this Agreement pursuant to any separate letter agreements between the Borrower and the Joint Lead Arrangers during the period permitted therein (and notwithstanding anything to the contrary herein (including this Section 11.01), such amendment shall only require the consent of the Administrative Agent and the Borrower).
11.02    Notices and Other Communications; Facsimile Copies.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet.
(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Notices of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; and Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than the Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(d), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside.
To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the penultimate paragraph of Section 11.01 on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed (it being agreed that, notwithstanding anything herein, during the Certain Funds Period the Borrower may withhold such consent in its sole discretion unless a Certain Funds Default is continuing)) shall be required unless (1) an Event of Default (or during the Certain Funds Period a Certain Funds Default) has occurred and is continuing at the time of such assignment or (2) after the expiry of the Certain Funds Period, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person, (D) to any Person that, through its Lending Offices or fronting or other arrangements reasonably acceptable to the Company and the Administrative Agent, is incapable of lending in all Alternative Currencies at the time that such Person is to become a Lender, is incapable of lending to the Borrower at the time that such Person is to become a Lender or is incapable of lending to the Borrower at the time that such Person is to become a Lender without the imposition of any additional Indemnified Taxes or (E) to any Disqualified Institution.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee

Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.07    Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08    Set-off.
Following the expiry of the Certain Funds Period, if an Event of Default shall have occurred and be continuing, and during the Certain Funds Period, if a Certain Funds Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.12    Severability.
If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders.
If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN

ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH OF THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16    Electronic Execution.
The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Credit Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
11.17    USA PATRIOT Act.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.18    No Advisory or Fiduciary Relationship.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent, the Joint Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates or any other Person and (ii) none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, any of the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.19    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
11.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
11.21    Lender ERISA Representations. Each Lender as of the Effective Date represents and warrants as of the Effective Date to the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that such Lender is not and will not be (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Internal Revenue Code; (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code; or (d) a “governmental plan” within the meaning of ERISA.
[SIGNATURE PAGES FOLLOW]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	GENUINE PARTS COMPANY,
a Georgia corporation
By: /s/ Charles A. Chesnutt
Name: Charles A. Chesnutt
Title: Senior Vice President and Treasurer

ADMINISTRATIVE

AGENT:	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By: /s/ John A. Horst
Name: John A. Horst
Title: Executive Director

LENDERS:	JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ John A. Horst
Name: John A. Horst
Title: Executive Director
BANK OF AMERICA, N.A., as a Lender

By: /s/ Mary K. Giermek
Name: Mary K. Giermek
Title: Sr. Vice President